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                                  EXHIBIT 99

                             THE WISER OIL COMPANY
                         8115 PRESTON ROAD, SUITE 400
                              DALLAS, TEXAS 75225


FOR IMMEDIATE RELEASE

                     WISER OIL COMPLETES PRIVATE OFFERING


DALLAS, TEXAS, MAY 22, 1997 -- THE WISER OIL COMPANY (NYSE: WZR) today reported that it has consummated a private offering of $125 million of 9 1/2% Senior Subordinated Notes Due 2007 through initial Purchasers led by Salomon Brothers Inc.

The Company said that $76.9 million of the net proceeds from the sale of the Senior Subordinated Notes are being used to repay bank debt and the balance will be used for general corporate purposes. The Senior Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

"This debt offering will give Wiser the financial flexibility to execute its current growth plans," said Andy Shoup, President and Chief Executive Officer. "We continue to be very active in the acquisition market, and I expect our U.S. and Canadian exploration programs to continue to generate exciting development opportunities," added Shoup.

Organized in 1905, Wiser is an independent energy company engaged in the exploration, production and strategic acquisition of crude oil and natural gas reserves in the United States and Canada. Wiser's shares trade on the New York Stock Exchange under the symbol WZR.

Some matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as oil and gas prices, well completions and production levels within estimated ranges. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Contact:

Lawrence J. Finn
Vice President, Finance
and Chief Financial Officer

(214) 265-0080

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